Exhibit 10.16

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Original Employment Agreement”) dated February 14, 2019 by and between Integral Ad Science, Inc. (the “Company”) and Oleg Bershadsky (“Employee”), is made and entered into as of October 21, 2020, by and between the Company and the Employee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Employment Agreement.

WHEREAS, the undersigned wish to amend the Original Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments to the Original Employee Agreement.

(a) Section 1 of the Original Employment Agreement is hereby amended by deleting the words “Senior Vice President, Sales Strategy and Business Operations” and replacing them with the words “Chief Operating Officer”.

(b) Section 2 of the Original Employment Agreement is hereby amended by deleting the words “Your starting base salary will be $325,000” and replacing them with the words “Effective as of October 1, 2020, your base salary will be $360,000”.

(c) Section 3 of the Original Employment Agreement is hereby amended by deleting and replacing Section 3 in its entirely with the following:

“3. With respect to your bonus opportunities beginning on and after October 1, 2020, and for each calendar year bonus period beginning on January 1, 2021 thereafter, you will be eligible to receive a discretionary bonus of up to 40% of your then current Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board of Directors of the Company (the “Board”), based on the Board’s determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, with respect to your bonus opportunities beginning on and after October 1, 2020 and for each calendar year bonus period beginning on January 1, 2021 thereafter, you will also be eligible for an additional discretionary bonus of up to 10.0% of your then current Base Salary, awarded at the sole discretion of the Board based on the Board’s determination as to your achievement of “stretch” targets (the “Stretch Bonus”). For the avoidance of doubt, your Bonus and Stretch Bonus for the fiscal year ending December 31, 2020 shall be calculated as follows: (i) the total Bonus opportunity for the period beginning on January 1, 2020 and ending on September 30, 2020 shall be $73,125, (ii) the total Stretch Bonus opportunity for the period beginning on January 1, 2020 and ending on September 30, 2020 shall be $24,375, (iii) the total Bonus opportunity for the period beginning on October 1, 2020 and ending on December 31, 2020 shall be $36,000 and (iv) the total Stretch Bonus opportunity for the period October 1, 2020 to December 31, 2020 is $27,000.

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion, and communicated in writing (including by e-mail) to you from time to time. Any bonus awarded for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that is awarded with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was awarded, subject, in each case, to your continued employment on the applicable payment date.”

(d) Section 6 of the Original Employment Agreement is hereby amended to include: You will be eligible to receive that number of options to purchase Units (the “Unit Options”) of Kavacha Topco, LLC (“Topco”), which Unit Options shall represent approximately another 0.15% of the fully-diluted equity securities of Topco at the time of issuance, bringing your total value to 0.30%. The incremental amount is subject to the same terms as the initial 0.15%.

2. Miscellaneous.

(a) Except as expressly modified herein, the Original Employment Agreement (including the exhibits and schedules thereto) is unchanged and remains in fully force and effect, and the Original Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Original Employment Agreement to “the Employment Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Original Employment Agreement as amended by this Amendment.

(b) This Amendment and any dispute arising out of or relating to this Amendment shall be settled in accordance with the terms of the Original Employment Agreement.

(c) Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. This Amendment may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which shall constitute on and the same agreement.

(d) This Amendment shall be binding upon, and shall inure to the benefit of, the parties to this Amendment and their respective heirs, personal representatives, executors, successors and permitted assigns. The Original Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the date first written above.

INTEGRAL AD SCIENCE, INC.

By:
Chief HR Officer

EMPLOYEE

By:	/s/ Bershadsky
Oleg Bershadsky